UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	August 25, 2006

NYFIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-21324	06-1344888
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Ludlow Street, Stamford, Connecticut 06902
(Address of principal executive offices)

Registrant’s telephone number, including area code:	203-425-8000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On August 25, 2006, NYFIX, Inc. (the “Company”) entered into a definitive agreement (the “Purchase Agreement”) to sell to G.L. Trade S.A. (“GL”) all of the capital stock of NYFIX Overseas, Inc. (“NYFIX Overseas”), a wholly-owned subsidiary which previously housed the Company’s Order Book Management Systems (OBMS) business. The closing of the transactions contemplated by the Purchase Agreement (the “Closing”) also occurred on August 25, 2006. Other than in respect to this transaction, G.L. has not had a material relationship with the Company or any of the Company’s officers, directors or affiliates or any associate of any such officer or director.

The Company expects the initial proceeds on this transaction to approximate $7.7 million. This represents the purchase price of $9,000,000 paid by GL on August 25, 2006 in cash, subject to a working capital adjustment which will be finally determined within approximately 30 days after the Closing. Under the terms of the working capital adjustment, GL is required to pay to the Company the amount, if any, by which working capital as of the closing date determined in accordance with the Purchase Agreement (the “Final Working Capital”) exceeds $1.00 and the Company is required to pay to GL the amount, if any, by which the Final Working Capital is less than $1.00. The agreement generally defines working capital as the aggregate amount of current assets less the aggregate amount of current liabilities, less $1,330,000. There is also an earn-out adjustment, under the terms of which, the Company is eligible for additional earn-out payments based on future revenues of NYFIX Overseas through December 31, 2007. The maximum earn-out payment is $5.1 million, net of additional payments to the management team of NYFIX Overseas.

  NYFIX currently estimates recording a net gain on this transaction in excess of $4.5 million after deducting legal, accounting and placement fees of approximately $0.4 million and the equity held in NYFIX Overseas just prior to the sale.

The Company also agreed to indemnify GL for claims made during the survival period which generally lasts until December 31, 2007 for covenants, agreements, representations and warranties contained in the Purchase Agreement, but continues until the applicable statutory period of limitations for covenants, agreements, representations and warranties contained in two sections of the Purchase Agreement that relate to tax and employee benefit matters. The Company is required to indemnify GL for losses arising out of or resulting from (1) any misrepresentation or breach of warranties; (2) any breach of a covenant or agreement made or to be performed by the Company under the Purchase Agreement; (3) certain patent settlements; (4) the lack of recording stock-based compensation expense related to stock options granted to the employees of NYFIX Overseas by the Company; (5) specified taxes of NYFIX Overseas pre-closing that were not previously paid or adequately reserved for by NYFIX Overseas, and (6) any obligations relating to options to purchase shares of common stock of the Company held by employees of NYFIX Overseas. The Company’s indemnification obligation is subject to a basket of $50,000 meaning that the Company is not liable to pay any indemnification until the aggregate loss incurred by GL exceeds $50,000 and then the Company is obligated to indemnify GL for the entire amount of the loss. This basket does not apply to the Company’s indemnification obligations as described in clauses (3) through (6) above. The Company’s maximum aggregate indemnification obligation is capped at $4,500,000, except with respect to liabilities for breach of the representation contained in the Purchase Agreement relating to the Company’s ownership and title to the capital stock of NYFIX Overseas, which is capped at the aggregate purchase price received by the Company after all adjustments have been made and any additional earn-out payments to the Company have been made.

For two years following the closing and subject to certain exceptions, the Company has agreed not to develop, or market any product that is directly competitive with the Order Book Management Systems product of NYFIX Overseas.

The Company has also agreed to provide NYFIX Overseas and GL certain transitional services until December 31, 2006.

On August 28, 2006, the Company announced pursuant to a press release that it had entered into the above-described agreement to sell all the capital stock of NYFIX Overseas. A copy of such press release is furnished as an exhibit to this report.

The Company intends to use the proceeds of the sale for general corporate and working capital purposes.

Item 2.01.    Completion of Acquisition or Disposition of Assets.

On August 25, 2006, the Company entered into the Purchase Agreement and closed the sale to GL all of the capital stock of NYFIX Overseas, a wholly-owned subsidiary which previously housed the Company’s OBMS business.

The disclosure contained in Item 1.01 of this Form 8-K is incorporated into this Item 2.01 by reference.

Item 9.01.    Financial Statements and Exhibits.

(b) Pro Forma Financial Information

The Company expects to amend this 8-K to include financial statements and pro forma financial information required by this form when they are available.

(d) Exhibits.

99.1	Press Release of NYFIX, Inc., issued August 28, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NYFIX, INC.

Date: August 31, 2006	By:	/s/ Brian Bellardo

Name: Brian Bellardo Title: Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press Release of NYFIX, Inc., issued August 28, 2006.